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                                                                     EXHIBIT 16

                   SCHEDULE OF COMPUTATION OF YIELD FIGURES

I. CURRENT YIELD    a. Current Yield is calculated as follows:

                    i. Net investment income per share
                       for the seven-day period
                    ------------------------------- = Base Period Return
                     Value of account at beginning
                       of seven-day period

                    ii. Base Period Return X 365/7 = Current Yield

                    b. Calculation of Current Yield for seven-day period ended February 28, 1997:


                    ( .0005353 )     365
                    ( -------- )  X  ---  =  2.79%
                    (   1.00   )      7      =====


II. EFFECTIVE       a. Effective Yield is calculated as follows:
YIELD
                    (Base Period Return + 1) 365/7 - 1 = Effective Yield

                    b. Calculation of Effective Yield for seven-day period ended February 28, 1997:


                    [ ( .0005353 )      ] 365/7
                    [ ( -------- ) + 1  ]       - 1 = 2.83%
                    [ (    1.00  )      ]             =====

III. TAXABLE
EQUIVALENT          a. The Taxable Equivalent Yield formula is as follows:
  YIELD

                       Tax Exempt Yield
                    -----------------------
                      (1 - federal income
                           tax rate)

                    b. Based on a maximum Federal income tax rate of 39.6%, the Taxable Equivalent Yield for the seven-day period ended February 28, 1997 is as follows:


                      2.79%
                    --------  =  4.62%
                    1 - .396     =====